                                                                    EXHIBIT 10.2




                              AMENDED AND RESTATED
                         PRIVATE LABEL REVOLVING CREDIT
                                 PLAN AGREEMENT


                                 BY AND BETWEEN

                                  BANK ONE, NA

                                       AND

                                  ROBERDS, INC.


                                 JUNE 17, 1998





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                                TABLE OF CONTENTS


                                                                               Page
                                                                               ----

1.       Definitions ............................................................1

2.       Bank One Covenants......................................................3

3.       Roberds Covenants.......................................................4

4.       Plan Credit and Marketing Decisions, Terms and Conditions...............5

5.       Plan Interest Proceeds..................................................8

6.       Income..................................................................9

7.       Value-Added Programs...................................................10

8.       Reserve Accounts.......................................................10

9.       Reports and Inspection; Annual Performance Analysis....................12

10.      Processing Agreement; Remote Application Processing Agreement..........12

11.      Warranties; Services...................................................13

12.      Credit and Transaction Application Processing Hours....................13

13.      Advertising............................................................14

14.      Use of Roberds' Trademarks and Trade Names.............................15

15.      Artwork................................................................15

16.      Telecommunication Requirements.........................................16

17.      Plan Administrator.....................................................16

18.      Term/Termination.......................................................16

19.      Rights Upon Termination................................................17

20.      Additional Termination Rights of Bank One..............................17

21.      Default................................................................18

22.      Charge Back and Set off................................................18

23.      Indemnification........................................................19

24.      Escrow Account.........................................................22

25.      Exclusive Property.....................................................22


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
26.      Inspection Rights......................................................23

27.      Waiver.................................................................23

28.      Financial Statements...................................................23

29.      Modification...........................................................23

30.      Assignment; Securitization.............................................24

31.      Delivery of Cardholder List; Option to Purchase Portfolio..............24

32.      Confidentiality........................................................25

33.      Severability...........................................................26

34.      Notices................................................................26

35.      Miscellaneous..........................................................26

ADDENDUM A AUTHORIZATION TO TRANSACT TELEPHONE OR
                                 MAIL ORDERS....................................28

ADDENDUM B PRIVATE LABEL ADVERTISING REQUIREMENTS...............................29

ADDENDUM C PLAN CARD PROCESSING AGREEMENT.......................................31

ADDENDUM D REMOTE APPLICATION PROCESSING AGREEMENT..............................42




                                    Page 29
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               BANK ONE, NA AND ROBERDS, INC. AMENDED AND RESTATED
                  PRIVATE LABEL REVOLVING CREDIT PLAN AGREEMENT

         This Agreement is made this 17th day of June, 1998, to be effective June 17, 1998, by and between ROBERDS, INC., an Ohio corporation ("Roberds(R)"), and BANK ONE, NA, a national banking association ("Bank One") and amends and replaces the existing contract between Roberds and Bank One dated March 16, 1993.
                                   WITNESSETH:

         WHEREAS, Roberds and Bank One have had in effect a private label revolving credit card plan since 1984;

         WHEREAS, Roberds desires to have Bank One continue the private label revolving credit card Plan (as hereinafter defined) to enable Roberds' customers purchasing merchandise or services from Roberds (collectively "Products") to finance such Products under the Plan; and

         WHEREAS, Bank One is willing to continue such a Plan for Roberds subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1        DEFINITIONS.

         The following definitions shall apply to this Agreement:

         "Account" shall mean a revolving line of credit established under the Plan for a Cardholder, including, but not limited to, all documents pertaining thereto, for the purpose of financing credit purchases of Products purchased by a Cardholder from Roberds.

         "Addendum" shall mean documentation attached to this Agreement which specifies certain particulars of this Agreement.

         "Agreement" shall collectively mean this Revolving Credit Plan Agreement and all Addenda hereto.

         "Annualized Monthly Cardholder Loss Percentage" shall mean the ratio of
         a) the product of the sum of the principal Plan Balances which Bank One reasonably deems uncollectible for a given month, including bankruptcy, death and insolvency, minus the recoveries times the number twelve
         (12), to b) the aggregate outstanding Plan balance at the end of the same month.

         "Applicant" shall mean a Roberds customer who completes a Bank One application for a Plan Account.

         "Application" shall mean a Plan credit application completed by an Applicant.

         "Bank One Loan Loss Reserve" shall mean those accounts of Bank One to which monies are reserved to absorb anticipated losses from loans and other extensions of credit which accounts shall be funded in accordance with federal regulations.

         "Bankruptcy Code" shall mean any chapter of the Bankruptcy Reform Act of 1978, as amended.

         "Business Day" shall be defined as any day which the Federal Reserve Bank of Cleveland, Ohio, is open for the transaction of general banking business.

         "Cardholder" shall mean an Applicant approved by Bank One and for whom an Account is opened pursuant to the Plan.



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         "Cardholder Agreement" shall mean the Revolving Credit Plan Agreement between Bank One and a Cardholder and the Truth-In-Lending Disclosure issued by Bank One to such Cardholder setting forth the terms and conditions of its extension of open-end credit to such Cardholder.

         "Cardholder List" shall mean the listing of names, addresses and Account numbers of Cardholders.

         "Charge Back" shall mean the reversal of a previously credited sales Transaction, which involves the return of the sales Transaction from Bank One to Roberds and a debit to Roberds' Settlement Account, a deduction by Bank One from any payment due Roberds, or reimbursement to Bank One by Roberds for violation of the terms and conditions set forth herein.

         "Charge" shall mean an Account charged off as a loss for, reasons including but not limited to, bankruptcy, fraud, death of a Cardholder and/or delinquency.

         "Consumer Interest Rate" shall mean the annual percentage rate of finance charge charged to Cardholders, calculated and disclosed pursuant to the federal Truth-In-Lending Act and Regulation Z.

         "Cost of Funds" shall mean the interest expense actually born or incurred by Bank One in obtaining liabilities to fund or finance the Plan.

         "Loans" shall mean all credit extended to Cardholders under the Plan on or after the date of this Agreement.

         "Opening Date" shall mean the date on which the first Cardholder Account is opened under the Plan.

         "Plan" shall mean individually each private label credit card plan, and collectively all private label credit card plans, established pursuant to this Agreement, each of which makes Accounts available to qualified customers of Roberds to permit them to finance credit purchases of Products sold by Roberds. The term "Plan" includes the extension of credit to Cardholders, billing of Accounts, collection of Accounts, customer services rendered to Cardholders, accounting between the parties hereto, and all other aspects of the customized private label revolving credit plan contemplated thereby.

         "Plan Card" shall mean the plastic credit card issued to a Cardholder and identified as the card used by the Cardholder to finance Products purchased from Roberds pursuant to the Plan.

         "Plan Interest Proceeds" shall mean finance charges billed by Bank One to Cardholders plus the amount of posted interest credited to Accounts from purchases made under either a ninety (90) day or a one hundred twenty (120) day same as cash promotion and interest posted to said Accounts in the first billing cycle following the expiration of any said promotion.

         "Requirements" shall mean the advertising guidelines set forth in Section Thirteen (13) herein as defined and referred to in Section Four E (4E).

         "Sales Agreement" shall mean receipt(s), sales slip(s) and/or other document(s) evidencing the purchase, return or exchange of Products by a Cardholder from Roberds at the time of the Transaction.

         "Transaction" shall mean those mutual acts and exchanges between the Cardholder and Roberds occurring at the time of a purchase, return or exchange of Products.

         "Transaction Draft" shall mean the document(s) required by Bank One which Roberds is to complete to evidence a purchase, return or exchange at the time of a Transaction.

         "Verbiage" shall have the meaning as set forth in Section Thirteen
         (13).




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2.       BANK ONE COVENANTS.

         Bank One agrees:

         A. To comply with all applicable consumer credit and other laws and regulations in connection with its administration and operation of the Plan including, but not limited to, Applicant credit evaluation, credit approval and denial procedures and all forms and documents related to the Plan, including, but not limited to, Applications, Cardholder Agreements, and Transaction Drafts. Examples of these laws and regulations include Regulation B, Regulation Z, applicable federal and state interest rate and fee limitation statutes and collection practice laws.

         B. To perform all functions necessary and appropriate to continue, operate, administer and service the Plan, including, but not limited to, all Applicant credit investigations, credit decisions and notifications of approval or adverse action relating to an Application or an Account.

         C. To design, supply and mail (where appropriate) all Plan forms and documents including the Application, the Plan Card(s), Cardholder Agreements, any separate Plan Card carrier(s), and the periodic billing statement(s) used in connection with the Plan.

         D. To perform all Plan administrative duties and Cardholder services, including, but not limited to, billing, collecting balances, processing payments and/or adjustments and handling inquiries.

         E. To allow Roberds, if an Application is not approved by Bank One or its secondary source of financing, to provide that said Application to another creditor for the purpose of securing credit, in compliance with all applicable laws.

3.       ROBERDS COVENANTS.

         Roberds agrees:

         A. To own and perfect all legal rights to any trade name(s), logos or service marks it selects to use in connection with the Plan or the Plan Card.

         B. From time to time assist customers who wish to apply for an Account in completing the Application. Roberds shall not be the agent of Bank One for purposes of taking the Application and shall not hold itself out as an agent of Bank One for such. In connection with the Application by a customer for an Account, Roberds pledges its best efforts to ensure that the information communicated to Bank One shall be as true and as complete as Roberds may know. Roberds also pledges its best effort to ensure that the Application shall not contain any information which, in Roberds' knowledge, or in the knowledge of its employees, or agents, is false or constitutes a misrepresentation of facts.

         C. Except as otherwise provided in this Agreement, Roberds will use its best efforts to ensure that at all Roberds stores, Bank One is offered the first option on substantially all potential consumer financing, meaning that on any Transaction in which the customer seeks or desires financing (except for Visa/MasterCard, Discover, Diners Club or other similar national card branded programs which Roberds accepts), Roberds shall encourage the use of or opening of an Account; however, Roberds shall not coerce customers or pursue any deceptive practices in soliciting Accounts.

         D. If an in-store Application is being made, to provide each Applicant with the first copy of the Cardholder Agreement at, or before, the time the Application is completed.

         E. To retain original Applications in trust for Bank One for a minimum of twenty-five (25) months and to deliver any Application to Bank One within five (5) Business Days upon request of Bank One unless said Application has been previously forwarded.

         F. To process in a timely manner Transaction Drafts for Cardholders.



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         G. To cooperate with Bank One at any time in providing to Bank One information in Roberds' possession regarding a particular Transaction, including providing to Bank One a written statement of circumstances involving said Transaction.

         H. To act promptly and reasonably to resolve disputes with Cardholders regarding Products.

         I. To offer no deviation to Cardholders from the Cardholder Agreement without the prior written approval of Bank One. For example, oral misrepresentations to customers relative to special terms, interest rates, payment schedules or payment due dates shall be prohibited.

4.       PLAN CREDIT AND MARKETING DECISIONS, TERMS AND CONDITIONS.

         A. Bank One has the absolute and unilateral right to determine the credit worthiness of Applicants and the terms and conditions of Cardholder Agreements. Bank One makes no representation either expressed or implied as to Applicant approval rate. Credit criteria and standards to be applied to Applicants will be at Bank One's sole discretion and uniformly applied. Bank One may change its credit criteria and standards or the Cardholder Agreement terms and conditions at any time it deems appropriate, provided, however, that Bank One shall provide reasonable notice to Roberds of material charges in its credit criteria and standards. In consideration of this, Bank One waives any and all claims against Roberds for credit or other losses resulting from the Plan, except as elsewhere stipulated in this Agreement.

         B. Bank One shall determine and be responsible for the compliance of the terms and conditions of the Plan and all documents required by it to be used in connection with the Plan, with all applicable federal and state laws and regulations, including, but not limited to, the compliance and enforceability of the Cardholder Agreement, except that the Consumer Interest Rate charged to Cardholders shall be mutually agreed upon by Bank One and Roberds, subject to applicable law. However, if the parties cannot agree to a mutually acceptable Consumer Interest Rate within thirty (30) days after notification by either party to the other of a proposed change in the Consumer Interest Rate, then either party may, within ten (10) days thereafter, terminate the Plan upon One Hundred Eighty (180) days prior written notice to the other party.

         C. The Plan is currently offered to new Applicants as follows:

                  (i) Consumer Interest Rate shall be a variable rate equal to 14.73% plus the "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal on the 15th day of each calendar month or the next Business Day if the 15th day falls on a weekend or holiday.

                  (ii)     No annual membership fee;

                  (iii) Ninety (90) days same as cash on initial service or purchase of Products made under the Plan. A minimum monthly payment is required to be made with the balance to be paid in full by the due date shown on Cardholder's third periodic billing statement. If the Cardholder does not pay the full balance, accrued interest from the date of the first periodic billing statement after the Transaction will be added to Cardholder's Account. Late payment fees will be charged to Cardholders who ail to meet the minimum payment requirements during the ninety (90) day period;

                  (iv) Ninety (90) days same as cash on subsequent services or purchases or Products made under the Plan. A minimum monthly payment is required to be made with the balance to be paid in full by the due date shown on Cardholder's third periodic billing statement. Interest is calculated on and posted to the Account from the date the charge was incurred until paid in full. However, if the subsequent service or purchase principal amount is paid in full by the payment due date set forth in the third monthly billing cycle from the from the charge date (regardless if there is an existing principal balance) then Bank One will credit



                                    Page 33
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                  existing principal balance), then Bank One will credit the
                  Account for the amount of the posted interest only on that service or purchase. Late payment fees will be charged to Cardholders who fail to meet the minimum payment requirements during the ninety (90) day period;

                  (v) Late payment fee of Twenty Five Dollars and No Cents ($25.00).

                  (vi) Return check fee of Twenty Five Dollars and No Cents ($25.00).

                  (vii) A minimum monthly payment of three percent (3%) of the unpaid balance or Ten and No/100 Dollars ($10.00), whichever is greater, is required each month.

                  (viii) Overlimit Fee will be assessed at 30% over credit limit and will be the amount of Twenty Two Dollars and No Cents ($22.00).

                  Roberds and Bank One may, by mutual agreement, develop other special financing programs and by mutual agreement may change the fees and charges set forth in Section 4C (v), (viii).

         D. No minimum Transaction amount for purchases to be charged to an Account will be required by either Roberds or Bank One. Transactions may be for any amount up to the Cardholder's available credit limit. All "add on" purchase Transactions up to the Cardholder's available credit limit will be authorized and processed electronically using the Bank One/Roberds electronic interface as set forth herein.

         E. Bank One has the right to approve or disapprove all aspects of the Plan not specifically referred to in this Agreement including, but not limited to, advertising and promotional material as same relates to the Plan beyond the advertising requirements set forth in Section Thirteen
         (13) herein and those guidelines provided to Roberds by Bank One, a copy of which is attached hereto as Addendum "B". The purpose of said approval is to allow Bank One to insure that advertising does not jeopardize or impede Bank One's position that Bank One is the creditor and owner of all Accounts, all of which are located in Dayton, Ohio, and as such are subject only to State of Ohio laws and any Federal statute applicable to national banks. Bank One must be contacted, for written approval, at least thirty (30) days prior to (i) any change by Roberds in previously approved advertising related to the Plan and constituting a variance from the existing Requirements or (ii) new advertising or promotional material relating to the Plan being implemented by Roberds.

         F. Bank One will provide to and/or develop programs for Roberds use for Cardholder solicitation and existing but inactive Account activation. Bank One will work closely with Roberds to develop a marketing plan to be implemented at the beginning of each calendar year to promote and enhance the Plan. The marketing plan will include direct mail programs, holiday promotions and other mutually agreed upon promotional items to support the growth of the Plan. Costs associated with list selection, credit bureau scoring, printing, production and implementation would be borne by Roberds; however, any such expenses shall be mutually agreed to by the parties prior to expenses being incurred, and can be shared, as agreed.

         G. Bank One will provide the ability to put promotional messages on periodic statements and to include inserts for advertising or other purposes in monthly periodic statements envelopes. Bank One's responsibility shall be limited to providing format and structure for such promotional messages, envelope space for such inserts and for the mailing thereof. The insert(s) will be produced by Roberds at its expense and in accordance with specifications as supplied by Bank One; insertion will be done by Bank One at Bank One's expense. Bank One shall pay the costs for all statement mailings including postage at first class rates up to a weight of one (1) ounce per envelope, on accounts with credit balances or balances greater than zero; provided, however, Bank One will make mailings on Accounts with zero balances at the request of Roberds, in which case the cost of such mailing shall be paid for by Roberds, or shared as agreed.

         H. Bank One shall have the right both before and after termination of this Agreement to mail to the Cardholder base, materials for the marketing of bank services or other products or services offered by or though an Affiliate of BANC ONE CORPORATION ("Bank Services:), provided that



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                  (i)      Bank One informs Roberds of said mailings prior to
                           mailing;

                  (ii)     No reference is made to Roberds in said mailings; and

                  (iii)    Bank One provides Roberds a copy of said mailing.

         I. Bank One may from time to time purchase customer lists from credit bureaus or other sources for use by it or by other retailers in promotional matters. Roberds recognizes that some Cardholder names may appear on such independently obtained lists and agrees to the appearance of such names, so long as Bank One does not specifically or separately identify More Value TM Cardholders as such without the express written consent of Roberds.

5.       PLAN INTEREST PROCEEDS.

         Plan Interest Proceeds shall be distributed as follows:

         A. Bank One will deduct from the Plan Interest Proceeds an amount sufficient to cover Bank One's Cost of Funds, plus Bank One's operating fee of seven percent (7.0%) per annum on the average outstanding Plan portfolio balance, plus, to fund a loan loss reserve, an amount equal to two percent (2.0%) per annum of the average outstanding Plan portfolio balance. The average outstanding portfolio balance will include balances arising from Transactions made under either 90 day same-as-cash and 120 day same-as-cash promotions, but will exclude balances arising from Transactions made under any other type of promotional purchase program, until the promotional period for any promotional purchase expires. Any balance outstanding from a promotional purchase at the end of the promotional period will be added to the regular revolving balance on the Account and included as part of the average outstanding portfolio balance.

         B. Annualized Cost of Funds shall be calculated monthly by a mutually agreed upon methodology.

         C. It is understood and agreed that the functional relationship between the Consumer Interest Rate and the required return to Bank One may result in a situation where the portion of the Plan Interest Proceeds due Roberds could be negative, thereby causing Roberds to pay Bank One for operation of the Plan.

         D. Any income or expense calculation or computation referred to in this Section Five (5) shall be determined as of the last Business Day of each calendar month and payment in accordance with said calculation or computation shall be made no later than the tenth (10th) Business Day of the following month.

6.       INCOME.

         A. Any Plan income derived from late payment fees, returned check fees and overlimit fees charged by and paid to Bank One will be retained by Bank One. Income or commissions earned from third party products or services, sometimes called value-added programs, sold to Cardholders and received by Bank One will be shared equally, by the parties hereto, less any administrative costs incurred. Net income derived from collected insurance premiums offered at any time under the Plan will be paid to Roberds, after deducting any Cardholder refunds, and a Bank One programming and administrative fee of five percent (5%).

         B. Any expense(s) that may be incurred by Bank One under the Plan which are caused by Roberds, which may be billed to Roberds, and which are deemed by Bank One to be extraordinary in nature, shall be mutually agreed upon by the parties prior to occurrence. Said agreed upon expense(s) will be billed directly to Roberds if the reason for such expense is to fulfill a request by Roberds or on Roberds' behalf.

7.       VALUE-ADDED PROGRAMS.

         A. Roberds agrees to provide the following services in connection with any value-added programs provided, offered, or sold to Cardholders from time to time in connection with the Plan;



                                    Page 35
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                  (i)   To give Applicants and/or Cardholders materials and
                  documents provided to Roberds by Bank One or the third party servicer of the value-added program which describes the value-added program and/or contains the application or authorization to be signed by the Applicant or Cardholder;

                  (ii) To assist the Applicant and/or Cardholder in completing said application or authorization;

                  (iii) To respond to inquiries by an Applicant and/or Cardholder relative to said value-added program;

                  (iv) To direct any Cardholder inquiring about the proper manner in which to make a claim to contact either Bank One or the third-party servicer, giving the name, address and phone number of both; and

                  (v) To provide Bank One or the third-party servicer with such assistance as may reasonably be requested by either.

         B. For said value-added programs described above, Bank One shall pay to Roberds, and Roberds agrees to accept as payment in full for services rendered by Roberds, a predetermined level of compensation based upon a predetermined schedule.

8.       RESERVE ACCOUNTS.

         Bank One shall establish from the Plan Interest Proceeds a special reserve account (the "Reserve") described as follows:

         A. At the end of each calendar month, Roberds will deposit with Bank One 1/12 of two percent (2%) of the average outstanding balance for that month to the Reserve. The Reserve shall be the exclusive property of Bank One and funds from the Reserve shall be utilized to offset Bank One's losses from the Plan at the sole and absolute discretion of Bank One. Roberds retains the right to audit the funding of the Reserve.

         B. The Reserve shall be in the form of a Bank One Money Market Account for business or shall be invested in any other manner as Bank One and Roberds shall agree from time to time. The interest earned as a result of such investments shall be credited to the Reserve. Bank One shall not be liable to Roberds in respect to any loss or damage sustained by Roberds as a result of any such investment.

         C. If any Account shall become one hundred eighty (180) days past due or, if for any other reason the Account is deemed uncollectible by Bank One, in its sole discretion, (such Accounts collectively to be known as "Chargeoffs"), the outstanding balance of any such Accounts, together with any accrued and unpaid interest thereon, may be charged off by Bank One against the Reserve as follows:

                  (i) At the end of each calendar month, the balance of all Chargeoffs will be charged to the Reserve until the funds in the Reserve have been reduced to Zero Dollars ($0.00);

                  (ii) Any Chargeoffs remaining unpaid after the application of the Reserve pursuant to subsection (I) above will be charged in their entirety to the Bank One Loan Loss Reserve;

                  (iii) Chargeoffs may not be carried forward or backward from month to month.

         D. Bank One may charge back directly to Roberds or against any account of Roberds at Bank One, independently of the Reserve, that amount of any Account that is not paid when due where the reason for nonpayment is an alleged breach of warranty during the term of any warranty provided a Cardholder by or through Roberds if such amount remains unpaid thirty
         (30) days after Bank One gives Roberds notice of the amount in dispute and a description of the alleged breach of warranty.

         E. Notwithstanding any other provision in this Agreement, Bank One and Roberds agree to review annually the amounts contributed by Roberds to the reserve account and the Chargeoffs charged to the reserve account by Bank One. Roberds and Bank One agree that they will share equally in the total Chargeoffs, up to a maximum Chargeoff rate of four percent and based upon the average outstanding balance. To the extent Chargeoffs exceed four percent, Bank One shall absorb the excess, as set forth in C above. To the extent the Chargeoffs are less than four percent, Bank One shall refund to Roberds one-half of the difference between the actual Chargeoff rate and four percent.

                  Roberds and Bank One agree to review the Chargeoff experience at least annually and, if a payment is due to Roberds under the terms of this section, Bank One agrees to make such payment promptly.

9.       REPORTS AND INSPECTION; ANNUAL PERFORMANCE ANALYSIS.

         A. Upon reasonable request of Roberds, Bank One shall share with Roberds the following material specific to the Plan, all of which shall remain confidential and shall not be divulged by Roberds to any third party except as may be required by law or by order of a court of competent jurisdiction (provided that Roberds shall notify Bank One of any such action in which any such order is sought in sufficient time for Bank One to intervene if it so desires);

                  (i) Operating procedures including, its general credit policy, its general collection and chargeoff policies, and its overall operating costs;

                  (ii) Aggregate Plan portfolio information including application activity reports with acceptance rates and related performance data, delinquency reports, and general demographic data;

                  (iii) Applications, payment histories and other file data as may be agreed upon from time to time; and

                  (iv) Other Plan portfolio statistics as may be agreed from time to time. It is understood that because of applicable state and federal laws, Bank One may be required to eliminate names and other identifying information on Cardholder specific items. From time to time other items of information may be deemed necessary by Roberds and Bank One will not unreasonably refuse such requests. Provided, however, that no report or information shall be given to Roberds which would render Bank One a credit reporting agency under the Fair Credit Reporting Act or other applicable law.

         B. No later than the end of February each year, Bank One and Roberds shall jointly conduct an annual performance analysis of the Plan which shall include, but shall not be limited to, a review of the program pricing relative to servicing costs, credit quality, and Cardholder chargeoffs; and any other significant issues deemed appropriate for review by either party hereto.

10.      PROCESSING AGREEMENT: REMOTE APPLICATION PROCESSING AGREEMENT.

         A. The Processing Agreement, which sets forth certain duties, rights and obligations of each of the parties relative to the operation of the services to be provided herein, is attached hereto as Addendum "C". Each of Roberds' store locations are obligated to fully comply with Addendum "C".

         B. The Remote Application Processing Agreement, which sets forth certain duties, rights and obligations of each of the parties relative to the operation of the services to be provided herein, is attached hereto as Addendum "D". Roberds is obligated to fully comply with Addendum "D".



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

11.      WARRANTIES; SERVICES.

         A. If Roberds sells, arranges or gives away (with or without cost) to any Cardholder, any warranty or servicing agreement or contract including extended manufacturer's warranty, "free" check-ups, free servicing, trade-in or credit for non-use of any warranty (excepting manufacturer's warranty), then Roberds agrees to indemnify Bank One for any loss relating to a Cardholder's claims for failure of Roberds or a third-party which Roberds has contracted with or through, if any, to provide the warranty or service offered or sold by or through Roberds.

         B. Roberds grants to Bank One the right to audit and review all terms and conditions of all said warranties or servicing agreements or contracts (including copies of all applicable documents, internal audits and reviews of warranty providers and/or insurance underwriters of policies regarding said warranties, services or contracts) annually, or more often as reasonably determined by Bank One. Bank One may require Roberds to establish an escrow account as provided for herein to insure coverage of said warranties, services or contracts whether or not same is insured by a third party insurance carrier if Bank One reasonably believes that Roberds or the insurance carrier does not have sufficient financial capacity to honor the warranties, services or contracts.

12.      CREDIT AND TRANSACTION APPLICATION PROCESSING HOURS.

         A. Bank One's credit application processing and credit approval department's hours of operation are set forth below; however, same is subject to the availability of information necessary to make credit decision from the credit bureaus serving the market area(s) in which Applicants resides. Such Bank One hours shall apply Three Hundred Sixty-One (361) days (excluding New Year's Day, Easter Sunday, Thanksgiving Day and Christmas Day) per year as follows:

                  Monday - Saturday         8 a.m. - 12:00 midnight
                                                     (Eastern Time)

                  Sunday                    11:00 a.m. - 9:00 p.m.
                                                     (Eastern Time)

                  Bank One and Roberds may, however, establish additional credit application processing hours as they shall mutually agree.


         B.       Transaction processing by Bank One will be offered twenty-four
         (24) hours a day, Three Hundred Sixty-Five (365) days a year except when a disaster beyond the reasonable control of Bank One occurs.

13.      ADVERTISING.

         A.       Roberds will:

                  (i) Display upon its premises in a manner approved by Bank One, and agreed to by Roberds, decals, signs or other advertising materials supplied by Bank One which are intended to notify the public that Roberds offers and accepts the Plan Card;

                  (ii) Display the appropriate Bank One service marks, logo types and Verbiage on all promotional materials and advertising, including but not limited to forms of print medium, in which the front of the Plan Card is depicted;

                  (iii) State on all advertising referencing the Plan that the Plan is a "credit service of Bank One, NA, Dayton, OH 45401, offered through Roberds" (the "Verbiage");

                  (iv) Not represent, either in writing at any time or orally (as best as Roberds can control), that the Plan or the Plan Card is owned or controlled by Roberds or refer to the Plan or Plan Card as "Our Plan" or "Our Plan Card"; and,

                  (v) Follow any commercially reasonably advertising guidelines relative to the Plan issued by Bank One from time to time.

         B. Bank One and Roberds agree that the following guidelines shall control use of the Plan name mark and logo and the Bank One mark and logo:

                  (i)   "More Value" shall be used as the name of the Plan;

                  (ii) Applications shall include the Plan mark and logo and the Bank One name, logo and Verbiage;

                  (iii) Plan disclosures, Cardholder Agreements and the Cardholder periodic billing statements will contain Roberds' name and logo, the Plan name and logo and the Bank One name, logo and Verbiage; and

                  (iv) The letterhead for general correspondence to Cardholders and others relating to the Plan shall include only the Bank One name and logo. The correspondence shall reference that it is concerning the Plan;

         C. Bank One and Roberds agree to mutually cooperate in good faith in determining the manner their respective names, logos and Verbiage are used on documentation relating to the Plan. Mutual consent of the parties shall be required for specific layouts for such documents.

14.      USE OF ROBERDS' TRADEMARKS AND TRADENAMES.

         A. Bank One acknowledges that the term "Roberds" is a registered trademark owned by Roberds and that during the term of this Agreement and any renewal thereof, Bank One is hereby granted a limited, nonexclusive license, to use depictions of the Plan Card, and Plan Name or other names, trademarks, tradenames or service marks (collectively the "Marks"), owned by Roberds in a fashion approved by Roberds in writing from time to time, in its advertising, signs, brochures, forms and the like, provided that Bank One uses such Marks only in a fashion approved by Roberds and only in connection with the selling or servicing of the Plan. Bank One recognizes that upon termination of this Agreement by either party for any reason whatsoever, Bank One shall immediately cease and discontinue to use any of Roberds' Marks and shall have no interest or right to use any Roberds Mark for any purpose thereafter except as to collection of Accounts existing at date of termination.

         B. Roberds acknowledges that the term "Bank One" is a registered trademark of Bank One and that during the term of this Agreement, and any renewal thereof, Roberds is hereby granted a limited, nonexclusive license to use depictions of the Plan Card, Plan Name and other Marks owned by Bank One in a fashion approved by Bank One in writing, from time to time, in its advertising, signs, brochures, forms and the like, provided that Roberds uses such Marks only in a fashion approved by Bank One and only in connection with the selling or servicing of the Plan. Roberds recognizes that upon termination of this Agreement by either party for any reason whatsoever, Roberds shall immediately cease and discontinue to use any of the Bank One Marks and shall have no interest or right to use any Bank One Mark for any purpose thereafter except as to collection of Accounts existing at the date of termination.

15.      ARTWORK.

         Roberds agrees to provide "camera ready" artwork for the design, but not substantive content, of the Plan Card, periodic billing statements and Applications, at Roberds' expense. Said artwork will be in accordance with and shall meet Bank One specifications.

16.      TELECOMMUNICATION REQUIREMENTS.

         A. Facsimile machines of reasonable quality and quantity as determined by Bank One and supporting telecommunication lines necessary for the transmission of credit applications are required for each of Roberds' store locations. Said facsimile machines and supporting telecommunication lines shall be in accordance with Bank One specifications. A Bank One Authorization/Data Capture Terminal is also required for each store location; such Terminal shall be provided by Bank One.

         B. Transaction Drafts must be transmitted electronically through the medium of the Bank One Authorization/Data Capture Terminal utilizing the Bank One Data Capture Network.

         C. All Transactions must be authorized and transmitted electronically through the medium of the Bank One/Roberds electronic interface network.



17.      PLAN ADMINISTRATOR.

         Each party shall name a Plan administrator/manager as the key contact for the other party for any and all questions, comments, problems or suggestions concerning the Plan.

18.      TERM/TERMINATION.

         A. This Agreement shall have a term of five (5) years (the "Initial Term") from the Effective Date and shall be automatically renewed for successive five (5) year terms ("Renewal Terms") thereafter, subject to the rights of termination stated herein.

         B. Either Bank One or Roberds may give written notice to the other party of its intent to terminate the Plan at least One Hundred Eighty (180) days prior to the then scheduled termination date of the Initial Term or any Renewal Term hereof, and the obligation of Bank One to continue to extend credit to Cardholders hereunder shall terminate on the scheduled termination date.

         C. In the event of termination of the Plan, the Reserve Account shall continue to be funded until all Accounts are paid in full or charged off under the Plan, unless an alternative arrangement is agreed upon by both parties in writing. In the event of termination of the Plan, the provisions of this Section will continue in full force and effect as to all Account outstanding balances on the date of such termination until all such Accounts are paid in full or charged off.

         D. During the period after notice of termination is given and before the scheduled termination date, the parties shall cooperate to provide for an orderly transition. Bank One shall maintain existing application response times, credit policies, and Cardholder Agreement terms and conditions, defined as those in effect prior to any proposed change. Roberds shall continue to offer Plan financing and encourage use of the Plan by Cardholders.

         E. In the case of termination of the Plan, the provisions of this Agreement will continue in full force and effect as to all Accounts outstanding on the date of such termination until all such Accounts are paid in full or charged off. Any balance in the Reserve then remaining shall be refunded to Roberds.

19.      RIGHTS UPON TERMINATION.

         Except as otherwise provided in this Agreement, and except in the case of any willful default, neither Roberds nor Bank One shall have any obligations to the other hereunder following termination nor, by reason of the termination of this Agreement, be liable to the other for compensation, reimbursement or damages, either on account of present or prospective profits, on sales or anticipated sales, or on account of expected investments or commitments made in connection therewith, or in connection with the establishment, development or maintenance of the public good will of Roberds or Bank One or on account of any condition or thing whatsoever.

20.      ADDITIONAL TERMINATION RIGHTS OF BANK ONE.

         Notwithstanding anything to the contrary herein, Bank One may terminate this Agreement upon written notice to Roberds if Federal or State of Ohio legislation is enacted which limits the interest rate, fees, or other charges which national or State of Ohio banks may assess on credit cards to such an extent that, in Bank One's sole and exclusive determination, its yield on the Plan will be materially adversely impacted; or Bank One may terminate service in a particular state if that state passes and enacts new legislation, or if claims by a state governmental authority or law established by court decision indicates that Bank One is subject to existing legislation, which adversely affects Bank One's ability to do business in that state or makes it unfeasible, in Bank One's sole determination, to continue to do business in that state at the interest rate and/or fees normally charged by Bank One for credit extended under the Plan, unless Roberds agrees, with the consent of Bank One, which such consent shall not be unreasonably withheld, to pay a discount, impose additional charges upon Cardholders or take such other action or combination of actions as are necessary to correct the materially adverse impact to Bank One. Bank One's notice of termination pursuant to this Section shall specify the effective date of such termination which shall be not earlier than the effective date of any new legislation or one hundred eighty (180) days, whichever is earlier, and shall further specify the reasons for termination.

21.      DEFAULT.

         Either party shall have the right to terminate this Agreement in the event of a default by the other party of the terms and conditions of the Agreement which is not cured within thirty (30) days following receipt of written notice of such default or specify to the other party the particular manner and time frame for curing the default (if not curable with such 30 day period). The party giving the notice of default may permit the allegedly defaulting party to cure a default which cannot be cured within the 30 day period without waiving its rights to terminate the Agreement based on the alleged default or any other default under the Agreement. If at the end of such 30 day period (or other period agreed upon by the parties), the default has not been cured, the party giving notice of default may give notice of termination. Such notice shall be effective one hundred eighty (180) days from the date of such notice. During the 180 day period, the parties shall continue to adhere to their respective obligations under this Agreement. The right to terminate the Agreement pursuant to this paragraph shall also be available to either party in the event either party files a petition pursuant to any chapter of the Bankruptcy Code or if a petition is filed against either party pursuant to any chapter of the Bankruptcy Code and not dismissed within forty (40) days after such filing, or if either party becomes insolvent, makes an assignment for the benefit of its creditors, files a petition or otherwise seeks relief under or pursuant to any other bankruptcy, insolvency or reorganization statute or proceeding, or if either party dissolves, discontinues or substantially discontinues its business, or if a conservator, receiver, trustee, or similar officer is appointed for either party or for a substantial portion of either party's business or assets, or if any judgment, writ of attachment, execution, levy or similar process against either party is issued with respect to any substantial part (valued at ten percent (10%) or more of the total tangible assets) of the property of either party, the other party may, at its sole election, terminate this Agreement by written notice to the other, which notice is waived by and need not be given if the termination is due to the filing of a petition pursuant to any chapter of the Bankruptcy Code, or in the event of fraud or misrepresentation by the other party. Notwithstanding, any isolated acts of fraud or misrepresentation by an employee of Roberds, such shall not be considered grounds for default provided Roberds reimburses Bank One for any reasonable expenses incurred as a result of such acts.

22.      CHARGE BACK AND SET OFF.

         In order to assure, implement and maximize Bank One's rights of Charge Back and Set off, and their availability to Bank One for any and all indebtedness and obligations of Roberds to Bank One hereunder, whether now existing and hereafter incurred:

         A. Roberds understands and recognizes that each Transaction creates a contingent and unmatured claim for Charge Back in favor of Bank One against Roberds.

         B. Roberds irrevocably grants to Bank One a right of Set off in and to any of Roberds' funds, whether in an Escrow Account or not, now or hereafter due or to become due to Roberds from Bank One, together with the proceeds thereof. Roberds also irrevocably grants to Bank One a lien and security interest solely in and to any of Roberds' funds in any said funds whether in an Escrow Account or not. Any such funds, money or amounts may be commingled with other funds of Bank One and need not be maintained in any separate account.

         C. The right of Roberds to receive any amounts due or to become due from Bank One is expressly subject and subordinate to the Charge Back, Set off and lien rights of Bank One with respect to claims that are liquidated, fixed or matured. No failure of Bank One to exercise its rights of Charge Back, Set off or lien and no course of conduct by Bank One in not exercising its rights of Charge Back, Set off or lien shall in any respect constitute a waiver of or impair the rights and remedies of Bank One to exercise at any subsequent time the rights of Charge Back, Set off and lien provided for in this Agreement and under applicable law.

         D. Roberds agrees to duly exercise and deliver to Bank One such instruments and documents as Bank One may reasonably request to perfect and confirm the lien, security interest, right of Set off and subordination set forth in this Agreement.

         E. In recognition that each Transaction creates a contingent and unmatured claim for Charge Back in favor of Bank One against Roberds for the amount that Bank One is required, or has the right, to pay to or repurchase with respect to any fee, discount, customer credit and adjustment, charge, fine, assessment, penalty or other item which may be charged back to Roberds by Bank One, Roberds and Bank One hereby agree that this Agreement constitutes a contract to extend debt financing or financial accommodations by Bank One to Roberds.

23.      INDEMNIFICATION.

         A. Roberds agrees to indemnify Bank One and to hold Bank One harmless from and against any and all actions, lawsuits, complaints, liabilities, losses, claims, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Bank One, whether filed or claimed by consumers or instrumentalities of the Federal or state governments:

                  (i) Arising out of or resulting from the breach, incorrectness, or incompleteness of any representation, warranty or covenant made by Roberds in this Agreement or in any other instrument delivered pursuant hereto;

                  (ii) Its actions under the Plan and in conducting its business;

                  (iii) Any failure on Roberds' part to comply with any local, state or federal statute, law or regulation with regard to the validity and legality of Roberds' business;

                  (iv) Any and all aspects of Roberds' business including, but not limited to the selection, use, and operation of sales agreements used in conjunction with a Transaction with Cardholders;

                  (v) Any and all local, state or federal filings, reports, disclosures, taxes and the like required of Roberds;

                  (vi) Any and all product liability claims or condition, quality, or failure claims arising from or in anyway related to Products including any warranty, service or contract as set forth in Section Eleven (11) purchased from Roberds with a Plan Card; or

                  (vii) Acts or omissions of Bank One performed in response to requests or instructions given by Roberds to Bank One. Roberds hereby guarantees that Bank One shall suffer no loss on a Cardholder Account as a result of a claim with respect to which it is entitled to be indemnified. Provided, however, that nothing herein shall operate to protect or indemnify Bank One from any claim or action arising out of or based on a request or conduct of Bank One, its agents or employees.

         B. Bank One agrees to indemnify Roberds and to hold Roberds harmless from and against any and all actions, lawsuits, complaints, liabilities, losses, claims, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Roberds, whether filed or claimed by consumers or instrumentalities of the Federal or state governments:

                  (i) Arising out of or resulting from the breach, incorrectness, or incompleteness of any representation, warranty or covenant made by Bank One in this Agreement or in any other instrument delivered pursuant hereto;

                  (ii) Its actions under the Plan and in conducting its business;

                  (iii) Any failure on Bank One's part to comply with any local, state or federal statute, law or regulation with regard to the validity and legality of Bank One's business;

                  (iv) Any and all local, state or federal filings, reports, disclosures, taxes and the like required of Bank One; or

                  (v) Acts or omissions of Roberds performed in response to requests or instructions given by Bank One to Roberds. Bank One hereby guarantees that Roberds shall suffer no loss on a Cardholder Account as a result of a claim with respect to which it is entitled to be indemnified. Provided, however, that nothing herein shall operate to protect or indemnify Roberds from any claim or action arising out of or based on a request or conduct of Roberds, its agents or employees.

         C. Each party agrees to give prompt written notice to the indemnifying party of any third-party claim, action or proceeding as to which it may request indemnification hereunder. Each party will cooperate with the other party in determining the validity of any such third-party claim, action or proceeding. The indemnifying party hereunder shall have the right to defend with counsel reasonably satisfactory to the indemnified party any such third-party claim, action or proceeding, subject to the right of the indemnified party, at its own expense, to participate in the defense of the same. The indemnified party shall have the right to be represented by counsel and accountants, at its own expense, and shall be kept fully informed as to such claim at all stages thereof whether or not it is represented by its own counsel. Until the indemnifying party shall have so assumed the defense of any such claim, or if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense but shall have the right to be represented by counsel and accountants, at its own expense, and shall be kept fully informed as to such claim at all states thereof whether or not represented by its own counsel), all legal or other expense reasonably incurred by the indemnified party shall be borne by the indemnifying party. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records or the indemnifying party relating to such action and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such action. Neither the indemnifying party nor the indemnified party shall settle or compromise any such third-party claim, action or proceeding without the prior written consent of the other which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business.

         D. Each party shall indemnify the other on demand for said damages, claims, etc., suffered by said party and such reimbursement shall be secured by this Agreement.

         E. Neither party shall be liable for any consequential damages arising from the other's actions under this Agree-ment. Both parties waive any claim for punitive damages arising from the other party's actions under this Agreement. Both parties also waive their right to request a trial by jury in any litigation involving Roberds and Bank One.

24.      ESCROW ACCOUNT.

         Bank One, at the termination of this Agreement, or prior thereto if deemed necessary by Bank One, in its sole and exclusive reasonable determination, which determination shall be based upon:

                  (i) The material financial deterioration of Roberds, as in comparison to Roberds' previous financial statements for the last six (6) to twelve (12) month period;

                  (ii) A significant breach of this Agreement and/or of the Operating Procedures by Roberds which creates a significant financial risk to Bank One;

                  (iii) Excessive disputes or Charge Backs against Roberds by Cardholders and or Bank One; and/or

                  (iv) Possible excessive warranty, services or contract claims, may require Roberds to open and maintain with bank One, a non-interest bearing Escrow Account in an amount equal to one (1) months' Plan Card sales or projected Plan Card sales. Roberds agrees to pay said sum to Bank One promptly on demand by Bank One. If Roberds fails or refuses to pay said sum as required, Bank One may debit Roberds' checking account, or withhold payment(s) owed to Roberds. Bank One will not pay Roberds any interest on the funds in the Escrow Account. Bank One will release the money held in the Escrow Account to Roberds, if any remains, not later than one hundred eighty
                  (180) calendar days after the opening date of the Escrow Account and Roberds will be provided with an accounting of any money taken out of the Escrow Account.

25.      EXCLUSIVE PROPERTY.

         All Accounts, Applicant and Cardholder names and information, files, specifications, data, programs, forms and procedures utilized or developed by Bank One in connection with services under this Agreement shall be and will remain the property of Bank One and may only be used by Roberds in accordance with the terms of this Agreement.

26.      INSPECTION RIGHTS.

         Each party shall have the right, at reasonable times and at reasonable intervals, at its own expense, to send a reasonable number of its employees, consultants or agents to observe the operations of the other and shall cooperate with the other in making arrangements for the same. Each party shall also have the right to audit the financial records of the other relating to this Agreement, either by its employees, consultants, agents or independent certified public accountants, provided, that the party requesting same bears all costs and expenses of the audit and provided that the audit is conducted with reasonable prior notice and during normal business hours.

27.      WAIVER.

         No delay or failure of Bank One or Roberds to exercise any right, power or privilege set forth in, or resulting from, this Agreement, shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege affect such right. The rights and remedies of Bank One and Roberds hereunder are cumulative and not exclusive. Any waiver, permit, consent or approval of any kind by Bank One or Roberds of any breach or default hereunder, or any such waiver of any provision or conditions hereof, must be in writing and shall be effective only to the extent set forth in such writing. No waiver shall be deemed to be a continuing waiver in respect to any subsequent breach or default either of similar or different nature unless expressly so stated in writing.

28.      FINANCIAL STATEMENTS.

         The financial statements and other information heretofore furnished by Roberds to Bank One fairly represents the financial condition of Roberds and, since such time, there have been no material adverse change in the condition (financial or otherwise) or operations of Roberds. Roberds shall furnish to Bank One annually, audited financial statements of Roberds prepared and certified by certified public accountants, which will include a statement of income and expense in the operation of Roberds' business. In addition, Roberds agrees to furnish to Bank One from time to time such other financial information as Bank One may reasonably request. Bank One shall hold all such financial information in strict confidence.

29.      MODIFICATION.

         This Agreement may be modified from time to time by mutual written agreement signed by both parties, except for terms and/or conditions which Bank One has unilateral control which Bank One may modify by sending written notice of such modification, together with the effective date thereof, to Roberds.

30.      ASSIGNMENT; SECURITIZATION.

         A. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by either party without the written consent of the other party. Notwithstanding the foregoing, Bank One may without such consent assign any or all of its rights and obligations hereunder to BANC ONE CORPORATION or to any subsidiary or affiliate wholly owned (directly or indirectly) by BANC ONE CORPORATION, but only if BANC ONE CORPORATION or such subsidiary or affiliate, as the case may be, shall, prior to such assignment, have obtained all necessary governmental or regulatory approvals and authorizations and have obtained, filed and satisfied all other consents, authorizations, notifications, requirements and conditions necessary for it to receive such assignment and engage fully in the activities contemplated by it without satisfying any further such requirements whatsoever or (b) sell Plan Accounts as accounts receivable for securitization; however, retaining servicing thereon. BANC ONE CORPORATION or such subsidiary or affiliate, as the case may be, shall thereafter be subject to, bound by and entitled to the benefits of the provisions of this Agreement with the same effect as though it were an original party hereto; provided, however, that no such assignment shall relieve Bank One of any of its obligations or liabilities hereunder which are not performed or discharged fully by BANC ONE CORPORATION or such subsidiary or affiliate.

         B. Additionally, no assignee for the benefit of creditors, successor in interest, custodian, receiver, trustee in bankruptcy, debtor in possession, sheriff or any other officer of a court, or other person charged with taking custody of a party's assets or business, shall have any right to continue or to assume or to assign this Agreement.

31.      DELIVERY OF CARDHOLDER LIST; OPTION TO PURCHASE PORTFOLIO.

         A. Upon receiving or giving notice of termination of this Agreement, Bank One will provide Roberds the Cardholder List in a mutually acceptable format, and such other pertinent information as can be mutually and reasonably agreed upon, and both parties will use their best efforts to ensure a smooth transition. Bank One will also update this list, at reasonable intervals to be agreed upon by the parties hereto, between notice and actual termination. At termination a final list will be given.

         B. In the event a notice of termination of this Agreement is given by either party, Roberds shall have sixty (60) calendar days from the notification date in which to advise Bank One that Roberds desires to buy from Bank One all the Accounts not previously charged off. If Roberds elects to buy said Accounts, then the parties shall use their best efforts and good faith efforts to negotiate and sign a purchase agreement within sixty (60) days from receipt of the notice of termination. If a purchase agreement is not signed between the parties within said sixty (60) day period, then Bank One may at its option, negotiate, and enter into, a purchase agreement with any other entity.

32.      CONFIDENTIALITY.

         The terms of this Agreement are, and shall continue to be, confidential and shall not be disclosed to any third parties without the prior written authorization of the other party, except as otherwise provided herein or as required by law. Each party will hold, and will cause its officers, directors, employees, representatives, agents, consultants and advisors to hold, in strict confidence, all documents and information obtained by them with respect to the other party hereto in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been or to have become:

                  (i) Generally available to the public other than as a result of a disclosure by the officers, directors, employees, representatives, agents, consultants or advisors of such party;

                  (ii) Made available on a non confidential basis from a source other than the officers, directors, employees, representatives, agents, consultants or advisors of such party;

                  (iii) Known to such party prior to the date of disclosure of such information by the other party, and will not release or disclose such information to any other person, except their auditors, attorneys, and other consultants in connection with the transactions contemplated by this Agreement. Notwithstanding, permission from the other party shall not be necessary for disclosures pursuant to any federal, state or local governmental body, laws or regulations, in which case notice shall be promptly given to the other party. Prior authorization shall be required for disclosure of information to a potential successor to the other party or to a party which may purchase the Cardholder Accounts. In either case, the potential successor shall sign a written nondisclosure agreement containing terms similar to those contained herein;

                  (iv) As a result of a final non-appealable order from a court of competent jurisdiction.

33.      SEVERABILITY.

         If any of the provisions or parts of this Agreement are determined to be illegal or invalid under any applicable statute or rule of law, such provision(s) or part(s) shall be deemed omitted without affecting any other provision(s) or part(s) of this Agreement, which shall remain in full force and effect.

34.      NOTICES.

         All notices required under this Agreement shall be in writing and shall be effective upon sending written notice of termination via certified or registered mail, postage prepaid, return receipt requested, or by delivery to an overnight mail service such as Western Union Mailgram or Federal Express. The notice may be sent to the appropriate address listed below unless the sending party has received written notice of a different address.

         Bank One:         Banc One Private Label Credit Services
                           Attn:  President
                           Kettering Business Park
                           950 Forrer Blvd.
                           Kettering, Ohio 45420
                           Fax No.  (937) 534-2157

                  cc:      Banc One Corporation
                           Attn:  General Counsel
                           100 East Broad Street - 18th Floor
                           Columbus, Ohio  43215
                           Fax No. (614) 248-6060

         Roberds:          Roberds, Inc.

                           1100 E. Central Avenue
                           Dayton, Ohio 45449-1888
                           Attn: President

                  cc:      Robert M. Wilson
                           Roberds, Inc.
                           1100 E. Central Avenue
                           Dayton, Ohio  45449-1888

35.      MISCELLANEOUS.

         A. Except to the extent superseded by Federal law applicable to national banks, this Agreement shall be subject to and construed under the laws of the State of Ohio.

         B. This Agreement and the Addenda hereto contain the entire Agreement between the parties regarding the subject matter hereof. All prior agreements and letters, and any amendments or modifications thereto, between Bank One and Roberds are terminated and merged into this Agreement and are no longer in force or effect upon execution hereof by Bank One and Roberds. If there is any conflict or ambiguity between terms of this Agreement and such prior terms, the terms of this Agreement shall govern. All oral representatives are fully merged in this Agreement.

         C. With the exception of the "Definitions" listed in the preamble, the provision headings contained in this Agreement are for convenience only and shall at no time be deemed to define, describe, limit, or enlarge the meaning, intent, or scope of any provision of this Agreement, or to in any way affect the interpretation of this Agreement. All words used herein shall be of such gender or number as the circumstances require.

         D. All obligations incurred or existing under this Agreement as of the date of termination or default, whether then known by either party to exist, and whether specifically referred to elsewhere herein or not, shall survive such termination or default.

         E. Upon failure of Roberds to meet any of its obligations set forth in this Agreement, Bank One has the right to collect any amount due, or which may become due, to Bank One from any accounts belonging to Roberds held by Bank One or by any other financial institution with contemporaneous notice to Roberds, and Roberds gives Bank One a security interest in all such accounts for that purpose.

         F. Roberds shall notify Bank One of any judgments, writs, warrants of attachment, executions or levies against any substantial part of Roberds' assets (valued at ten percent (10%) or more of Roberds' total assets) not later than thirty (30) days after Roberds obtains knowledge of any such judgments, writs, warrants of attachment, executions or levies.

         G. In all cases under this Agreement wherein consent is required of one or both of the parties, the decision by the parties shall be made in good faith and not be unreasonably withheld. Furthermore, the parties agree that each shall in good faith perform their obligations under this Agreement.

         H. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         I. The parties agree that the Plan Card Processing Agreement attached hereto as Addendum "C" and any operating procedures, guidelines and/or manuals developed by the parties regarding the administration of the Plan will be, and hereby are, incorporated herein as part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hands upon the day and year first above written


WITNESS:                                    ROBERDS, INC.

/s/ Barbara L. Fogle                        By: /s/ Robert M. Wilson

/s/ Alberta Carmack                         Title: Executive Vice President

                                            BANK ONE, NA

/s/ Dennis K. Houchins                      By: /s/ Ben W. Manley

/s/ Wendy Shannon                           Title: Senior Vice President

                                  ADDENDUM "A"
                        TO PLAN CARD PROCESSING AGREEMENT
               AUTHORIZATION TO TRANSACT TELEPHONE OR MAIL ORDERS

         A. Bank One specifically authorizes Roberds to sell its own Products, services or warranties by telephone or mail order and to submit said Plan Transactions to Bank One. When a Transaction is based on a telephone order or mail order the Transaction Draft may be completed without a Cardholder signature or a Plan Card imprint; however, Roberds shall type or print legibly on the Transaction Draft the following information as it appears on the Plan Card: the account number and the embossed name. Roberds shall also type or print legibly "telephone order" or "mail order", as applicable, on the Cardholder signature panel of the Transaction Draft.

         B. Roberds specifically agrees that a Transaction representing a sale made by telephone or mail order may be charged back to Roberds in accordance with the charge back provisions contained in the Agreement if at any time any defense or problem is made or presented to Bank One or found by Bank One, questioning the validity or authorization of the Transaction.

         C. Any conflict between this Addendum and any other Agreement provision will be controlled by this Addendum.

                                  ADDENDUM "B"
                     PRIVATE LABEL ADVERTISING REQUIREMENTS

         Bank One encourages you to promote your "MORE VALUE" program. You can do so by advertising in your local newspaper and directory service. You can also develop your own advertising to suit your specific needs. Due to the complexity of advertising credit programs, always have your legal counsel review such advertising. Bank One reserves the right to approve or disapprove all aspects of the advertising and promotional material, and credit features used in your advertisements. To comply with Federal Regulations (Truth in Lending Regulation A-Section 226.16) among others, use the following guidelines when developing your own advertising:

         1.  The full name of the service can be any of these:

             *    "MORE VALUE"
             *    Bank One's "MORE VALUE" card or credit card
             *    "MORE VALUE", a credit service of Bank One, Dayton, NA offered through Roberds.

         2. Do not insert your company name in front of the "MORE VALUE" program name.

         3. Do display on your premises all decals, signs, or other advertising materials supplied by Bank One, which are intended to notify the public that you offer and accept the "MORE VALUE" credit card.

         4. Do not imply that you own or operate the "MORE VALUE" program. Don't use terms such as "exclusive" and "only from".

         5. You must display the Bank One logo on all advertising in which the front of the "MORE VALUE" credit card is used.

         6. Do not imply that "MORE VALUE" is extending credit. Use one of the following disclaimers (in small print).

             *    "MORE VALUE" is a credit service of Bank One, NA, Dayton,
                           Ohio.
             * "MORE VALUE" is a credit card program of Bank One, NA, Dayton, Ohio offered through "Roberds".

         7.  You should use phrases such as:

             *    Low monthly payment
             *    No annual membership fee

         8.  Do not use terms such as "free" and "interest free".

         9.  Do not alter the "MORE VALUE" credit card or the Bank One logo.

         10. Any Monthly payment quoted in your advertisement must specify the program name to which the payment refers. If promoting a "MORE VALUE" minimum payment, specify the program name, "MORE VALUE", in conjunction with the minimum payment.

         11. If featuring a minimum payment, use a disclaimer that includes all of the following:

             *    Annual percentage rate
             *    Percent/minimum payment due each month

                           Example:
                           The minimum monthly payment is 3% of the unpaid balance, or $10.00, whichever is greater, and is based on a variable ANNUAL PERCENTAGE RATE ("APR") of 14.73% plus the "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal on the 15th calendar day of each month or the next business day if the 15th day falls on a weekend or holiday.

                                  ADDENDUM "C"
                         PLAN CARD PROCESSING AGREEMENT

         This Agreement governs the mechanics of the Plan and the Plan Card in connection with connection with Roberds' sale of Products.

1.       PROCEDURES.

         The procedures set forth by Bank One in any Operations Guide, Credit Card Sales Guide, Operating Procedure Manual or other guides/manuals supplied by Bank One to Roberds at any time ("Procedures"), are hereby incorporated into and made a part of this Agreement, and the rules and regulations issued by Visa and MasterCard or any successor thereto, as amended from time to time, shall be followed by Roberds and shall govern the processing of Transactions initiated through the medium of the Plan Cards issued to Cardholders. If there exists a conflict between the Procedures and the rules and regulations issued by Visa or MasterCard, the Procedures shall control.

2.       HONORING THE PLAN CARD.

         Roberds will honor all valid Plan Cards when properly presented as payment from a Cardholder for a Transaction. Roberds will not refuse a sale because it falls below a certain dollar amount. Roberds will have a zero floor limit ("Floor Limit") for all Plan Card Transactions.

3.       COMPLETION OF SALES TRANSACTION DRAFTS AND CREDIT VOUCHERS.

         All Transaction Drafts will be on forms supplied or approved by Bank One and each will be completed in conformity with all applicable laws and regulations and the terms of this Agreement, and will include, among other things, the name of the Cardholder, Cardholder's Plan Card number, the imprint of the Plan Card if the electronic interface is not available, the signature of the Cardholder, the Transaction date, referencing number (SKU) of the Products sold that Roberds will be able to identify upon request by Bank One, the total cash price of the sale, and the city and state wherein the Transaction occurred. As authorized by separate Addendum "A" to this Agreement, Roberds does not need to secure the Cardholder's signature or the Plan Card imprint for telephone or mail order sales. Roberds will compare the signature on the Transaction Draft to the signature on the Plan Card and if they appear to be different, will contact Bank One's authorization facility. A copy of the Transaction Draft will be given to the Cardholder, and one copy, or more, will be retained by Roberds.

4.       ROBERDS' REPRESENTATIONS OF TRANSACTIONS TENDERED.

         A. All Transaction Drafts tendered represent obligations originated with a Cardholder as a result of a Transaction with Roberds in the amount set forth on such Transaction Draft for Roberds' Products only and do not involve credit for any other purpose. Roberds will not knowingly complete any Transaction Draft which is fraudulent, nor present a Transaction Draft for processing, directly or indirectly, which did not originate as a result of any act between the Cardholder and Roberds. Roberds will not tender for acceptance by Bank One any Transaction Draft as to which it has knowledge of any invalidity or defense to the collectability of such Transaction Draft; will exercise due care in filling out forms and processing its work; and will require no special agreement, condition or security from a Cardholder in connection with any Transaction Draft. If Bank One determines that Roberds has breached the foregoing provisions of this paragraph, Bank One, in addition to any other rights it may have, may offset funds in Roberds' account or any other account maintained by Bank One.

         B. Roberds additionally warrants and represents that no Transaction Draft submitted by Roberds represents a sale by Roberds which was made by telephone or mail order except as permitted in Addendum "A" hereto. Bank One reserves the right to unilaterally withdraw said authorization without notice to Roberds.

5.       SETTLEMENT ACCOUNT.

         A. Bank One will pay Roberds the total face amount of each Transaction Draft accepted hereunder. Roberds must maintain a commercial checking account with any Automated Clearing House (hereinafter "ACH") member financial institution (which may include Bank One) and will authorize "pre-notifications" through any authorized transfer system (such as the Central Regional Automated Funds Transfer System, Inc.). Roberds authorizes ongoing credits and debits to such account pursuant to the terms of this Agreement. Bank One will transfer funds to or from said account for the purpose of settling Transaction Drafts, charging applicable fees, providing refunds, debiting for charge backs, and any other necessary transactions. ACH transfers will be credited within one
         (1) Business Day; Bank One transfers will be credited within one (1) Business Day.

         B. In reference to the above-mentioned account(s), all figures are subject to final auditing and checking by Bank One, and Roberds agrees that Bank One may make any corrections necessary without prior notice to Roberds, or may elect to return Transaction Drafts for Roberds' correction.

6.       IMPRINTERS AND FORMS.

         A. Bank One will provide Roberds with an appropriate number of Transaction Draft imprinters, which unless otherwise agreed, will remain the exclusive property of Bank One. Roberds will use such imprinters whenever possible and will return such imprinters, and any validation plates, if the same are utilized, upon termination of this Agreement.

         B. Bank One will provide Roberds with an appropriate number of sales drafts, credit vouchers, and deposit slips upon request from Roberds without charge.

         C. Bank One and Roberds will develop mutually acceptable procedures for the utilization of appropriate forms, imprinters, and other requirements for processing Transaction Drafts.

7.       AUTHORIZATIONS.

         In the event of suspicious or unusual circumstances, Roberds will request a "Code 10" authorization. With the exception of a "Code 10" authorization, Roberds must advise Bank One of the specific reason(s) authorization is requested. If authorization is given, Roberds will type or print legibly on the Transaction Draft the authorization approval code received.

8.       UNACCEPTABLE PLAN CARDS.

         Roberds will not, without authorization, complete a Transaction involving use of a Plan Card if Roberds' authorization request is rejected.

9.       RETRIEVAL OF THE PLAN CARD.

         If, in response to an authorization request, Roberds is advised to obtain or hold onto a Plan Card, or if given other instructions, Roberds shall use its best efforts, by reasonable and peaceful means, to comply with such advice or such instructions.

10.      CASH PAYMENT/DISCOUNTS/DEPOSITS.

         Roberds will not receive any payments from a Cardholder with respect to charges for Products which are included on a Transaction Draft resulting from the use of a Plan Card. Roberds will be entitled under the Fair Credit Billing Act to grant, or offer to grant, discounts for use of cash to make a purchase. Roberds will not receive moneys from a Cardholder and subsequently prepare and deposit a credit voucher for the purpose of effecting a deposit thereof to the account of the Cardholder.

11.      ADDITIONAL CHARGE TO CARDHOLDERS.

         Roberds will not require the Cardholder to pay any part of any fee or charge assessed by Bank One to Roberds, whether through any increase in price or otherwise, or to pay any contemporaneous finance charge in connection with the Transaction in which a Plan Card is used.

12.      DISCLOSURE AND STORAGE OF CARDHOLDER INFORMATION.

         Roberds will not, without the Cardholder's and Bank One's written consent, sell, purchase, provide, or exchange Plan Card account number information to any third party other than Roberds' agents for the purpose of assisting Roberds in its business, to Bank One or pursuant to any government request. Roberds will store all Cardholder account number information in an area limited to selected personnel and, prior to discarding, will destroy such information in a manner rendering data unreadable.

13.      MULTIPLE TRANSACTION SEGMENTS.

         When a purchase is completed by Roberds and two or more Transaction Drafts are prepared for the purpose of creating individual Cardholder receipts, a separate authorization shall be obtained for the amount of each Transaction Draft. For purchases involving multiple cards or other combination of payment methods accepted for a purchase, each payment segment completed with a Plan Card shall require authorization for such corresponding amount.

14.      IMPRINTER REPAIR/REPLACEMENT/DAMAGE.

         Bank One reserves the right to debit Roberds' account on a non-refundable basis, for repair, replacement, handling, shipping, out of pocket costs and expenses for any imprinter owned by Bank One in the event of one of the following: the imprinter is not returned to Bank One or its agent at any time for repair or replacement within ten (10) calendar days when requested to do so or the imprinter must be replaced as a result of loss, destruction, misuse or abuse by the Roberds. Replacement cost (if necessary) will be the cost of a new imprinter. All repairs and replacement charges for any imprinter owned by the Roberds will be borne by Roberds. Roberds will be responsible for the loss of any imprinter and for any damage resulting from improper handling or operation once the imprinter has been delivered to the Roberds.

15.      IMPRINTER TAXES.

         With respect to any imprinter, Roberds will pay when due: (a) all use, excise, personal property, ad valorem or other taxes; (b) all assessments, fees and charges payable with respect to the ownership, possession or rental of the imprinter, and (c) all expenses resulting from registration, inspection or other governmental requirements, now or hereafter existing, all of which are imposed by governmental entities because of the location or use of any imprinter at Roberds' place(s) of business.

16.      RETURNED MERCHANDISE AND ADJUSTMENTS

         Roberds will establish a fair policy for the exchange and return of Products and adjustment of contracts involving services. If Roberds limits acceptance of returned Products, proper disclosure must be provided to Cardholder and purchased goods or services must be delivered to the Cardholder at the time the Transaction takes place. Proper disclosure shall be given if the words "NO REFUND", "EXCHANGE ONLY" or "IN-STORE CREDIT ONLY" are legibly printed on the Transaction Draft, receipt or invoice in letters approximately 1/4 inch high and in close proximity to the space provided for the Cardholder's signature. Roberds will issue credit vouchers for any reason for Products, refund, adjustment or cancellation of a sale where the original sale involved a Plan Card, and such credits must be to the same Account used in the original sale. Credit vouchers may not exceed the original Transaction amount. Roberds will not make any cash refunds when the Transaction involved the use of a Plan Card.

17.      CHARGE BACKS.

         A. Bank One may charge back to Roberds a Transaction when one of the following occurs:

                  (i) Billing Error. Where a Cardholder asserts a "billing error" as defined by Regulation

                  Z (12 CFR Part 226), Section 226.13, in the manner and within the time limits required by said Section, and after giving Roberds an opportunity to respond in accordance with the Procedures, which shall include a time period of at least ten
                  (10) Business Days, Bank One determines that a billing error has occurred;

                  (ii) Merchandise or Service Dispute. Where a Cardholder refuses to pay based on an assertion of a dispute about the quality of the merchandise or services purchased (which is not a billing error under Regulation Z Section 226.13), including any alleged breach of warranty provided Cardholder by or through Roberds, Bank One shall request from Roberds for a written response. If Roberds provides a good faith response as determined by Bank One which indicated that (a) it is reasonably addressing the Cardholder's concern, (b) the Cardholder has not made a good faith attempt to resolve the dispute, or (c) Roberds is not responsible for the dispute, no charge back will be made. If no written response is received within twenty (20) calendar days from Bank One's request, then a charge back for the amount of the Transaction will be made;

                  (iii) Operating Regulations Violation. The occurrence of any one (1) or more of the charge back reasons set forth in the Operating Regulations of VISA and/or MasterCard;

                  (iv) Agreement Violations. With respect to any individual Transaction, failure to comply with authorization procedures, Transaction production requirements, breach of any representation or a breach of the processing requirements set forth in this Agreement or the Procedures;

         B. When a charge back may be made pursuant to this paragraph, Roberds agrees that it will reimburse Bank One and that without prior notice Bank One may charge Roberds' account for the full amount of the Transaction. In the event of any such charge back, Bank One hereby assigns to Roberds the charged back Transaction, along with all appropriate documentation, and the right to collect the amount charged back to Roberds.

18.      TRANSACTION DRAFT OR VOUCHER RETENTION.

         One (1) copy or more of each Transaction Draft and accompanying invoice or bill will be retained by Roberds (held in trust for Bank One) for a period of seven (7) years from date of the Transaction, filed by date, and such copy shall be provided to Bank One upon request within five (5) Business Days of such request. Failure to provide requested Transaction Draft copies on a timely basis may result in Roberds' assumption of liability in settlement of Cardholder disputes and Bank One shall have the right to charge back the full amount of the Transaction in question to Roberds' account. Upon termination or default of the Plan, Roberds will secure and store all invoices and Transaction Drafts for Bank One at Roberds' expense or will assemble and send same to Bank One at Roberds' option but Bank One's cost.

19.      TRANSACTION DRAFT VERIFICATION

         At any reasonable time Bank One may examine and verify all records of Roberds pertaining to Transaction Drafts submitted hereunder. Bank One shall have no liability or assume any cost with regard to such records other than reasonable costs of reproducing such records from duplicates provided by Roberds.

20.      PAYMENT ON TRANSACTION DRAFTS.

         Bank One will have the sole right to receive payment on Transaction Drafts it purchases. Roberds agrees not to sue or to make any collections thereon, except as it may be specifically authorized by Bank One or in the event that the Transaction is charged back to Roberds. If specifically authorized, Roberds will hold all collections, if any, in trust for Bank One and will deliver same immediately to Bank One.

21.      IMMEDIATE CREDIT FOR INITIAL PURCHASE.

         Bank One will permit Roberds to allow an approved Applicant, for the initial purchase only, a Plan credit charge in an amount not to exceed the credit limit established by Bank One ("Immediate Credit"), provided that the following procedures are adhered to by Roberds:

                  (i) Applicant completes and signs a credit application applying for issuance of a Plan Card;

                  (ii) Roberds submits Applicant's completed credit application to Bank One via a facsimile machine or remote computer terminal on a timely basis, but in no event more than ten (10) days from date of application; and

                  (iii) Roberds processes the initial purchase after obtaining appropriate authorization from Bank One.

22.      CREDIT APPLICATIONS.

         A. Roberds agrees to provide each Applicant at or before the time that Applicant's credit application is made a copy of the Plan Agreement.

         B.       Any credit application which is:

                  (i)      Knowingly falsified by Roberds;

                  (ii) Accepted by Roberds knowing that the application contains false information; or

                  (iii) Accepted by Roberds knowing that the Applicant(s) signature is missing, the date of application is missing, the identification required to be verified by Roberds has not been completed (two types of identification are required for all Applicants, one of which must be a photo identification), Applicant(s) social security number is missing, Applicant(s) date of birth is missing, or Applicant(s) printed name is missing or other requirements as set forth in the Procedures has not been met, may not be honored, at the discretion of Bank One, for the purpose of crediting settlement proceeds to Roberds' account. If proceeds have been credited to Roberds, then Bank One may charge back to Roberds' account said Transaction (hereinafter a credit application meeting the criteria of either (i), (ii) or (iii) above, will be known as a "Problem Application").

         C. Any subsequent charge(s) to an Account which was/were honored by Bank One but later determined to be improper because the Account was established with a Problem Application, may be charged back to Roberds within a reasonable time after such Problem Application is made aware to and recognized by Bank One.

23.      DATA CAPTURE PROCEDURES.

         Bank One will supply Roberds with an approved electronic point of sale terminal ("POS Terminal") to be used for the electronic authorization and monetary settlement of Transactions. In accordance, the following is agreed to:

         A.       Installation

                  (i) Roberds will install a POS Terminal(s) interconnected to the Bank One designated authorization system and Roberds will use a Bank One Transaction Draft imprinter(s), including validation plate(s) or an approval electronic printer(s). Such equipment will remain the absolute property of Bank One, unless otherwise agreed, and Roberds will surrender such equipment at the request of Bank One.

                  (ii) Roberds may have a direct outside business telephone line for POS Terminal(s). If Roberds chooses to not install a direct outside business telephone line, Roberds is responsible for contacting its telephone company and ensuring compatibility of the POS Terminal(s) with Roberds' telephone system before installation of the POS Terminal(s). Bank One assumes no liability for damage to Roberds' telephone system resulting from the use of the POS Terminal(s).

         B.       Use of POS Terminal

                  (i) Roberds will receive and process all authorizations and periodically balance all Transactions in accordance with the terms of this Agreement and the Procedures.

                  (ii) Roberds in accepting the Plan Cards and using the POS Terminal, will exercise due care in inputting and processing Roberds' work. Roberds ensures the accuracy and adequacy of information entered through the POS Terminal(s) as evidenced by the system log maintained by Bank One, and will affect corrections and adjustments in the manner prescribed in the Procedures. Bank One is not responsible for Roberds omissions.

                  (iii) Roberds will record the Bank One provided authorization number and sequence number on all Transaction Drafts. The sequence number is to be recorded on all credit vouchers.

                  (iv) Roberds will obtain an authorization prior to completing a Transaction and will process said authorization in accordance with the Procedures. If no prior authorization is received on a Transaction, these Transactions(s) become Roberds' liability.

                  (v) Roberds will electronically deposit Transaction Drafts to Bank One within one (1) Business Day from the date of Transaction.

                  (vi) The electronic submission to Bank One of Transaction Drafts shall constitute an endorsement to Bank One by Roberds.

         C. POS Terminal and/or Electronic Printer Repair and Replacement In the event of a POS Terminal and/or electronic printer malfunction, Roberds is responsible for calling Bank One's Merchant Services Department within one (1) Business Day. Bank One will arrange for the repair or the replacement of any POS Terminal and/or electronic printer which fails to function properly during the normal course of operation due to a defect in materials or workmanship. Roberds will be responsible for the loss of any POS Terminal and/or electronic printer and for any damage resulting from improper handling operation. Roberds will also provide adequate insurance covering loss of, or damage, to all POS Terminal(s) and/or electronic printers, with Bank One named as loss payee.

         D. Fees and Service Charges Bank One reserves the right to debit Roberds' Account, on a non-refundable basis, for the replacement cost of the POS Terminal and/or electronic printer, if:

                  (i) The POS Terminal and/or electronic printer is not returned in time for repair or replacement; or

                  (ii) The POS Terminal and/or electronic printer is not returned within ten (10) days of Bank One's written request; or

                  (iii) The POS Terminal and/or electronic printer must be replaced as a result of loss, destruction, misuse or abuse by Roberds.

         Bank One may, at its discretion, levy its standard service charges for any additional assistance in Terminal operation and resolution of problems which are not caused by POS Terminal(s) malfunction or system malfunction, but are due to Roberds' failure to adhere to the Procedures.

         E. Terminal Taxes As to any POS Terminal and/or electronic printer, Roberds will pay when due:

                  (i) All use, excise, personal property, ad valorem or other taxes;

                  (ii) All assessments, fees and charges payable with respect to the ownership, possession or rental of the POS Terminal and/or electronic printer; and

                  (iii) All expenses resulting from registration, inspection or other governmental requirements, now or hereafter existing, all of which are imposed by governmental entities because of the location or use of any POS Terminal and/or electronic printer at Roberds' place(s) of business.

         F. Conflict With Other Agreement Provisions. Any conflict between this paragraph and any other Agreement provision will be controlled by this paragraph.

36.      MISCELLANEOUS.

         A. This Agreement shall become effective when signed by both parties and shall remain in full force and effect until termination or default.

         B. This Agreement shall be governed by the laws of the State of Ohio and shall be binding upon the parties, their heirs, successors or assigns.

         C. This Agreement supersedes any prior Qualified Card Merchant agreement between the parties and will govern all prior Qualified Card Transactions previously submitted to Bank One, regardless of date of submission.

         D. All obligations of Roberds incurred or existing under this Agreement existing as the date of termination or default, regardless of whether then known by either party to exist, shall survive such termination or default.

         E. Roberds agrees to provide Bank One sixty (60) calendar days prior written notice of its intent to:

                  (i) Transfer or sell any substantial part (50% or more) of its total stock or assets;

                  (ii)  Liquidate, or change the basic nature of its business;

                  (iii) Change its name, address, phone number or other pertinent information relating to its business; or

                  (iv) Make any changes to the Settlement Account set forth in Section Five (5) herein. Bank One, within sixty (60) days after receipt of the above notice, may terminate this Agreement effective one hundred eighty (180) calendar days after written notice of said termination is sent to Roberds.

         F. All specifications, data, programs, forms and procedures utilized or developed by Bank One in connection with services under this Agreement shall be and remain the property of Bank One and may only be used by Roberds in accordance with the terms of this Agreement.



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


         G. This Agreement may be amended from time to time by mutual consent. Bank One may also modify this Agreement by sending written notice of any amendment or modification to Roberds. Said modification will be effective upon receipt by Roberds.

         H. If any of the provisions or parts of this Agreement are determined to be illegal or invalid under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of this Agreement, which shall remain in full force and effect.

         I. Upon failure by Roberds to meet any of its obligations under this Agreement, Bank One has the right to collect any amount due, or which may become due, to Bank One from any accounts belonging to Roberds held by Bank One or by any other financial institution without notice to Roberds and Roberds gives Bank One a security interest in all such accounts for that purpose.

         J. In all cases under the Agreement wherein consent is required of one of the parties, the decision by the parties shall be made in good faith and not be unreasonably withheld. Furthermore, the parties agree that each shall in good faith perform-their obligations under this Agreement.

         IN WITNESS WHEREOF, the parties have hereto set their hands this 17th day of June, 1998.


WITNESS:                                    ROBERDS, INC.

/s/ Barbara L. Fogle                        By: /s/ Robert M. Wilson

/s/ Alberta Carmack                         Title: Executive Vice President

                                            BANK ONE, NA

/s/ Dennis K. Houchins                      By: /s/ Ben W. Manley

/s/ Wendy Shannon                           Title: Senior Vice President





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




                                  ADDENDUM "D"
                     REMOTE APPLICATION PROCESSING AGREEMENT

         WHEREAS, Roberds and Bank One have mutually determined that the following additional terms and conditions are both necessary and desirable to the ongoing relationship contemplated by the Revolving Credit Plan Agreement entered into by the parties:

1. Computer links have been developed between Roberds and Bank One which allow Roberds to:

         A. Process Plan credit applications for new Plan applicants and requests and/or applications for Plan credit line increases on existing Plan accounts at a remote location and receive credit decisions by directly accessing Bank One's application processing system ("Processing").

         B. View Bank One's appropriate credit decision for submitted Plan credit applications or increases for Plan credit lines.

         C. Receive an approved Plan Applicant account number, authorization number and other information as is mutually determined to be required by Roberds and Bank One to complete the remote application transaction.

2. Roberds agrees to fully comply with Bank One's Remote Application Processing Instructions for Input Operators ("Instruction") as amended from time to time for Processing and to use reasonable care and to adhere to a high standard of accuracy and truthfulness as established by Bank One from time to time. Roberds also warrants and represents that the original completed Plan credit application or credit increase being processed is in its possession, has the Applicant's signature and required identification verification prior to being inputted and that all other information inputted into the computer system for a Plan credit application or credit line increase is in agreement with the information on the application submitted by the Applicant.

3. Both parties agree to work in good faith to correct known problems involving the remote processing of Plan credit applications or credit increases as quickly as is reasonably possible.

4. New stores operated and/or opened by Roberds will be automatically covered by the Agreement and this Addendum.

5. Roberds shall be solely responsible for: (a) maintaining, and operating, at its expense, the equipment/software provided by Bank One which is required to interface with Bank One's equipment, (b) the accuracy and integrity of the data it transmits for processing or storage, (c) maintaining a procedure external to the interface service for reconstruction of lost data and programs to the extent Bank One deems necessary and for purposes of re-entry in the event of system malfunction, and (d) establishing a procedure for Processing Plan credit applications or credit increases which can be implemented should the Processing system malfunction and not be available. Bank One reserves the right to approve/reject Roberds' standby procedure at Bank One's discretion and to request that Roberds submit alternative procedures.

6. Roberds agrees to indemnify Bank One for any loss Bank One may suffer as a result of fraud perpetuated by Roberds' employees whether or not said employee was acting in the scope of his/her employment in committing said fraud. Such indemnification is not limited to actual damages, but includes consequential, incidental or any other loss Bank One may suffer as a result of such fraud.

7. Any conflict between this Addendum and any other Agreement provision will be controlled by this Addendum.

8. That Bank One may, with or without prior notice to Roberds, audit Plan credit applications or credit increases at such of Roberds' locations as Bank One may deem. Said audit(s) will involve examining and verifying information contained in Plan credit applications or credit increases to the information input and processed by Roberds.

9. Roberds will submit, as per the Agreement, selected Plan credit applications or credit increases upon Bank One's request.


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


10. That Plan credit applicants, whether approved or rejected for Plan credit, may be contacted by Bank One to verify information and authenticity of his/her Plan credit application.

         IN WITNESS WHEREOF, the parties have hereto set their hands this 17th day of June, 1998.


WITNESS:                                    ROBERDS, INC.

/s/ Barbara L. Fogle                        By: /s/ Robert M. Wilson

/s/ Alberta Carmack                         Title: Executive Vice President

                                            BANK ONE, NA

/s/ Dennis K. Houchins                      By: /s/ Ben W. Manley

/s/ Wendy Shannon                           Title: Senior Vice President





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